Exhibit Y

MEMORANDUM OF UNDERSTANDING

Reference is made to (a) the Amended and Restated Limited Liability Company Agreement of Sterling Capital Partners II, LLC (“SCP II LLC”), dated as of June 12, 2007 (as amended from time to time, the “SCP II LLC Agreement”), (b) the Amended and Restated Limited Liability Company Agreement of Sterling Capital Partners III, LLC (“SCP III LLC”), dated as of June 12, 2007 (as amended from time to time, the “SCP III LLC Agreement”), and (c) the Operating Agreement of SP-L Parent (“SP-L Parent” and together with SCP II LLC and SCP III LLC, the “Companies), dated as of July 10, 2007 (as amended from time to time, the “SP-L Parent LLC Agreement” and together with the SCP II LLC Agreement and the SCP III LLC Agreement, the “LLC Agreements”). Capitalized terms not defined herein shall have the meaning set forth in the applicable LLC Agreement.

This memorandum of understanding (this “Agreement”) by and among Douglas L. Becker (the “Executive”), Steven M. Taslitz (“Taslitz”), R. Christopher Hoehn-Saric (together with Taslitz, the “Active Managers”) and the Companies serves to document mutual understandings and agreements with respect to the management and control of the shares of Laureate Education, Inc. (“Laureate”) that each of the Companies may be deemed to beneficially own.

Notwithstanding any term in either of the LLC Agreements to the contrary, the Executive and the Active Managers (collectively, the “Parties”) each hereby acknowledge and agree as follows:

1.                                      Each of Sterling Capital Partners II, L.P., Sterling Capital Partners III, L.P., Sterling Laureate Executives Fund, LP, Sterling Laureate, LP and Sterling Laureate Rollover, LP (each, a “Wengen Partner”) is a limited partner of Wengen Alberta, Limited Partnership (“Wengen”), which holds shares of Class B Common Stock of Laureate, which are convertible into shares of Class A Common Stock of Laureate (the Class A Common Stock and Class B Common Stock of Laureate being referred to, collectively, as the “Common Stock”).  Each of the Companies has indirect voting and/or dispositive power over (and accordingly, may be deemed to beneficially own) shares of Common Stock held by Wengen (the shares of Common Stock that may be deemed beneficially owned by the Companies, however held, being referred to as the “Laureate Shares”), as the general partner of SC Partners II, L.P., SC Partners III, L.P., SP-L Management III, LLC, SP-L Management IV, LLC or SP-L Management V, LLC, as applicable, in its role as the general partner of the applicable Wengen Partner.

2.                                      Despite the power and authority granted to the Executive as (a) both a Manager and a Founding Manager of each of SCP II LLC and SCP III LLC pursuant to Article 4 of the applicable LLC Agreement and (b) a Manager of SP-L Parent pursuant to Section 7 of the SP-L Parent LLC Agreement (collectively, the “Rights”), the Executive does not exercise any of the Rights with respect to the Laureate Shares, and, without limiting the foregoing, the Executive does not participate in voting or investment decisions made by on behalf of either of the Companies (in his capacity as a Manager or Founding Manager thereof, as applicable, or otherwise) with respect to any of the Laureate Shares.

3.                                      In light of the foregoing, (a) the Executive hereby irrevocably relinquishes the Rights, including the power and authority to vote or make investment decisions by or on behalf of the Companies, and (b) the Active Managers are authorized and empowered to exercise the Rights, including making voting and investment decisions that are binding on each of the Companies, without input or participation of, or notice to, the Executive, in each case, solely with respect to the Laureate Shares that may be deemed beneficially owned by the Companies, until the earliest of (i) such time as the Executive ceases to be a Manager and a Founding Manager, as applicable, of each of the Companies, (ii) the dissolution or cessation to exist of each of the Companies, (iii) such time as neither of the Companies beneficially owns any Laureate Shares, either directly or indirectly through Wengen and (iv) 90 days after the last day of the Executive’s service as an officer or a director of Laureate.  The Executive agrees not to enter into any agreement or understanding with any individual or entity in any manner inconsistent with the terms of this Agreement.

4.                                      All decisions and actions by the Active Managers relating to the Laureate Shares or any matter tangential thereto shall be binding upon the Executive, and the Executive shall have no right to object, dissent, protest or otherwise contest the same.  The Active Managers shall not have any duties or responsibilities on account of this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement.

Except as expressly set forth in this Agreement, the terms of each of the LLC Agreements shall remain in full force and effect without change. This Agreement may be executed in one or more counterparts (which may be delivered by facsimile or other form of electronic transmission), each of which shall be an original and all of which together shall constitute one and the same instrument.

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The Parties expressly affirm their acceptance and acknowledgement of this Memorandum of Understanding by signing and dating below.

Acknowledged and agreed, effective as of January 31, 2017.

/s/ Douglas L. Becker
Douglas L. Becker

/s/ Steven M. Taslitz
Steven M. Taslitz

/s/ R. Christopher Hoehn-Saric
R. Christopher Hoehn-Saric

STERLING CAPITAL PARTNERS II, LLC

/s/ M. Avi Epstein
By:	M. Avi Epstein
Its:	General Counsel

STERLING CAPITAL PARTNERS III, LLC

/s/ M. Avi Epstein
By:	M. Avi Epstein
Its:	General Counsel

SP-PARENT, LLC

/s/ James L. Chiappetta
By:	James L. Chiappetta
Its:	Authorized Person